UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Origin Bancorp, Inc.

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On April 16, 2019, Origin Bancorp, Inc. issued the following letter to stockholders in response to a report issued by Institutional Shareholder Services on April 4, 2019:

April 16, 2019

Dear Stockholder,

The purpose of this letter is to respond to a recent report issued by the proxy advisory firm Institutional Shareholder Services (“ISS”) on April 4, 2019 regarding the annual meeting of stockholders of Origin Bancorp, Inc. (“Origin”) scheduled for April 24, 2019 (“Annual Meeting”). In the report, ISS recommends a vote against two of our directors, George Snellings, IV and Elizabeth Solender and in so doing made inaccurate statements regarding our historical governance practices. ISS subsequently published an informational alert on April 11, 2019 noting its initial report contained factual inaccuracies, but did not revise its recommendation. We disagree with ISS’ recommendation for the reasons stated below and urge you to vote FOR of all of the board’s nominees at the Annual Meeting.

In brief and as described further below, ISS has taken issue with our classified board structure and certain voting requirements in our governance documents. ISS’ recommendation to vote against Mr. Snellings and Ms. Solender is wrong because (i) the board structure and voting requirements ISS objects to have been in place for approximately 20 years, (ii) we plan to make a declassification proposal at our 2020 annual meeting of stockholders and continue to evaluate our governance structure as we have been a public company for less than a year, and (iii) ISS’ recommendation is not based on Mr. Snellings’ and Ms. Solender’s individual merits.

In its report issued on April 4, 2019, ISS recommended a vote against Mr. Snellings and Ms. Solender due to Origin’s classified board structure and certain voting requirements in our governance documents that require a two-thirds majority vote. However, the ISS report mischaracterized the history of these provisions, asserting that, in contemplation of Origin’s initial public offering in May 2018, our board of directors adopted this classified board structure and supermajority vote requirement for stockholders to enact certain changes to our governing documents. This is simply incorrect as a matter of public record and ISS acknowledged the report’s factual inaccuracies by issuing an informational alert on April 11, 2019. These provisions were not adopted in connection with our initial public offering or as a prelude to it, but rather have been in effect since 1999, nearly 20 years before our initial public offering.

If you have voted on the basis of the misstatements in ISS’ initial report and wish to change your vote or revoke your proxy, you may do so by following the instructions in the appendix to this letter.

Notwithstanding its alert that its initial report contained factual errors, ISS persists in recommending a vote against Mr. Snellings and Ms. Solender because of these longstanding provisions in our governance documents which are contrary to ISS policy, regardless of the factual circumstances or merits of these provisions in certain circumstances or the fact that ISS regularly makes voting recommendations in favor of director nominees at other companies that have classified board structures and/or supermajority voting provisions.

We disagree with ISS’ conclusion and believe ISS is unjustified in making its recommendation, as we do not believe these legacy governance provisions materially impair our stockholders’ rights for the reasons set forth below. In addition, we note that the proxy advisory firm, Glass, Lewis & Co., LLC (“Glass Lewis”) recommended a vote FOR each of our director nominees.

First, we believe it is significant that these governance provisions were implemented 20 years ago.

Further, we have been a public company for less than one year and we are continuing to evaluate our governance structure to consider potential changes for improvement in the future. In connection with this evaluation, we have engaged in internal discussions about a potential declassification proposal and other governance changes at our 2020 annual meeting of stockholders. As a result of these discussions and engagement with certain stockholders, we plan to make a declassification proposal at our 2020 annual meeting of stockholders. Glass Lewis understood this and recommended a vote FOR all of our director nominees, noting that we should have adequate time following the completion of our initial public offering to review our corporate governance standards. We intend to continue to evaluate and engage with our stockholders regarding these and other governance matters as we position Origin for continued growth.

Finally, Mr. Snellings and Ms. Solender both bring unique skills to our board of directors and have institutional knowledge of both Origin and Origin Bank, our wholly owned bank subsidiary. Mr. Snellings has served as a director of Origin since 2012 and as a director of Origin Bank since 2008. As a practicing attorney for more than 25 years, he brings legal knowledge and experience to our board of directors. Ms. Solender has served as a director of Origin since 2016 and a director of Origin Bank since 2008. Ms. Solender has substantial real estate, corporate governance and human resources expertise in one of our key geographic markets which makes her a useful addition to our board of directors. We believe ISS’ failure to recommend either director based on their individual merits is flawed and misdirected, particularly due to legacy governance provisions adopted many years before they joined the board.

ISS acknowledged that it had incorrectly stated the facts regarding the adoption of our classified board structure and supermajority voting requirements, and we believe ISS is wrong in recommending a vote against two of our directors on the basis of legacy features of our governance structure implemented 20 years ago, particularly given our plan to make a declassification proposal at our 2020 annual meeting of stockholders. As stated previously, Glass Lewis recommends a vote in favor of all proposals on the ballot, including the election of all of our directors.

For the all of the above reasons, we urge you to vote FOR all of the persons nominated by our board of directors.

If you have any questions or want to discuss any aspects of our Annual Meeting, please do not hesitate to call Chris Reigelman, Vice President, Investor Relations at (318) 497-3177.

Thank you for your consideration. Your support is important to us.

Sincerely,

Drake Mills
Chairman of the Board, President and Chief Executive Officer

APPENDIX

If you have voted on the basis of the misstatements in ISS’ initial report and wish to change your vote or revoke your proxy, please follow the instructions in this appendix.

If you are a stockholder of record, you may change your vote or revoke your proxy by:

•	delivering to Origin prior to the Annual Meeting a written notice of revocation addressed to Origin Bancorp, Inc., 500 South Service Road East, Ruston, Louisiana 71270, Attn: Corporate Secretary, no later than the time the polls close for voting at the Annual Meeting;

•	casting a new vote over the Internet by visiting the website www.proxypush.com/obnk and following the instructions in your Notice of Internet Availability of Proxy Materials or, if applicable, the proxy card that may have been provided to you before the Internet voting deadline of 11:59 p.m., Central Time, on April 23, 2019;

•	casting a new vote by telephone by calling 1-866-883-3382 using a touch-tone phone and following the recorded instructions before the telephone voting deadline of 11:59 p.m., Central Time, on April 23, 2019;

•	completing, signing and returning a new proxy card with a later date than your original proxy card, if applicable, no later than the time the polls close for voting at the Annual Meeting, and any earlier proxy will be revoked automatically; or

•	attending the Annual Meeting and voting in person, and any earlier proxy will be revoked. However, attending the Annual Meeting in person will not automatically revoke your proxy unless you vote again in person at the Annual Meeting.

If your shares are held in “street name” and you desire to change any voting instructions you have previously given to the record holder, you should contact the broker, bank or other nominee holding your shares in “street name” in order to direct a change in the manner your shares will be voted.